Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145486) and S-8 (No.333-141252, 333-135405) of Omniture, Inc. of our report dated March 9, 2007, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to Notes 1 and 10, as to which the date is June 4, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Visual Sciences Inc., which appears in this Current Report on Form 8-K.
/s/PricewaterhouseCoopers LLP

San Diego, California
December 21, 2007